Artisan Partners Asset Management Inc. Reports September 2022 Assets Under Management
Milwaukee, WI - October 11, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of September 30, 2022 totaled $120.6 billion. Artisan Funds and Artisan Global Funds accounted for $57.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $62.8 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of September 30, 2022 - ($ Millions)
Growth Team
Global Opportunities	$18,077
Global Discovery	1,513
U.S. Mid-Cap Growth	10,789
U.S. Small-Cap Growth	3,140
Global Equity Team
Global Equity	440
Non-U.S. Growth	12,092
Non-U.S. Small-Mid Growth	6,193
China Post-Venture	161
U.S. Value Team
Value Equity	3,374
U.S. Mid-Cap Value	2,743
Value Income	9
International Value Team
International Value	26,602
International Explorer	45
Global Value Team
Global Value	19,745
Select Equity	319
Sustainable Emerging Markets Team
Sustainable Emerging Markets	854
Credit Team
High Income	6,856
Credit Opportunities	133
Floating Rate	47
Developing World Team
Developing World	3,649
Antero Peak Group
Antero Peak	2,953
Antero Peak Hedge	807
EMsights Capital Group
Global Unconstrained	15
Emerging Markets Debt Opportunities	41
Emerging Markets Local Opportunities	10

Total Firm Assets Under Management ("AUM")	$120,607
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $76 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.